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                                                                    EXHIBIT 11.1

                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              YEARS ENDED SEPTEMBER 30,
                                                                        --------------------------------------
                                                                          1995           1996           1997
                                                                        --------       --------       --------
Net income (loss).................................................      $  2,506       $  3,701       $   (529)
                                                                        ========       ========       ========
Weighted average number of common stock outstanding...............         9,148          9,890         11,335

Number of common stock equivalents as a result of stock
  options outstanding using the treasury stock method.............           374            997            --
Number of common stock assumed issued and stock options
  granted in accordance with Staff Accounting Bulletin No. 83.....           369            184            --
                                                                        --------       --------       --------
    Shares used in per share calculation..........................         9,891         11,071         11,335
                                                                        ========       ========       ========
Net income (loss) per share.......................................      $   0.25       $   0.33       $  (0.05)
                                                                        ========       ========       ========
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